Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of Victory Variable Insurance Funds (the “Fund”), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Other Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

April 13, 2007